UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported )	March 15, 2006
FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)
Delaware	333-56365	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
521 East Morehead Street, Suite 250, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(704) 344-8150
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On March 17, 2006, FairPoint Communications, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Eugene B. Johnson. The Employment Agreement extends the term of Mr. Johnson’s employment as the Company’s chairman of the board and/or chief executive officer until December 31, 2008. The Employment Agreement provides that Mr. Johnson will receive an annual base salary of $460,000, an annual discretionary bonus, and Mr. Johnson shall be entitled to participate in all incentive, savings, stock option, restricted stock and retirement plans, practices, policies and programs applicable generally to other members of senior management. If Mr. Johnson’s employment is terminated without cause during the term of his Employment Agreement he is entitled to receive payment of his salary as of the termination date for the remainder of the employment period, subject to suspension for a breach of Mr. Johnson’s covenant not to compete with the Company. Upon the expiration of the term of Mr. Johnson’s Employment Agreement at December 31, 2008, unless extended, he is entitled to receive payment of his salary as of such expiration date for one year thereafter, subject to suspension for a breach of Mr. Johnson’s covenant not to compete with the Company. The Employment Agreement also provides that upon the earlier of (i) the expiration of Mr. Johnson’s employment period or (ii) the termination of Mr. Johnson’s employment as chief executive officer and as chairman of the board of directors without cause, Mr. Johnson is entitled to receive certain benefits. These benefits include continued medical coverage for Mr. Johnson and his wife for the life of each under the Company’s medical benefits plans and continued vesting of all restricted stock granted as of the termination date under the FairPoint Communications, Inc. 2005 Stock Incentive Plan (the “2005 Plan”). If the Company terminates Mr. Johnson for cause or he voluntarily resigns, he is not entitled to any such benefits under the Employment Agreement. The Employment Agreement supersedes and terminates all prior Employment Agreements and severance arrangements between Mr. Johnson and the Company.

As additional consideration for Mr. Johnson entering into the Employment Agreement, the Company simultaneously granted to Mr. Johnson 50,000 shares of restricted stock (the "Restricted Stock") under the 2005 Plan pursuant to the terms of a restricted stock agreement entered into by the Company and Mr. Johnson on March 17, 2006. The Restricted Stock will vest in three equal annual installments beginning on March 17, 2007, and Mr. Johnson will be entitled to receive dividends on such Restricted Stock prior to vesting. The Employment Agreement also provides that, so long as Mr. Johnson has not been terminated for cause and/or has not voluntarily resigned, he will receive an additional grant of 50,000 shares of restricted stock on each of January 1, 2007 and January 1, 2008, each then vesting in three equal annual installments and also entitled to receive dividends prior to vesting.

In addition, on March 15, 2006, the Board of Directors of the Company (the “Board”) named Claude C. Lilly as lead director. In connection therewith, Mr. Lilly will receive an additional fee of $5,000 per year.  As the Board’s lead director, Mr. Lilly will chair Board meetings of the non-management and/or independent directors and will review Board and Board Committee meeting agendas to be sure all items to be brought to the full Board from such bodies are included in the agendas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ John P. Crowley
Name:	John P. Crowley
Title:	Executive Vice President and
Chief Financial Officer

Date: March 20, 2006